Exhibit 99.1


           CONTACT:                                            FOR RELEASE:
           Jules Ross                                          Immediately
           Vice President, Finance                             July 23, 2004
           (212) 564-3393



     THACKERAY CORPORATION ANNOUNCES SIGNING OF PURCHASE AND SALE AGREEMENT

NEW YORK, NEW YORK - JULY 23, 2004 - Thackeray Corporation today announced that it has executed an agreement for the sale of its interest in the BT Orlando Limited Partnership and approximately 78 acres of undeveloped land, constituting substantially all of its assets, to EST Orlando, Ltd., a Limited Partner of BT Orlando Limited Partnership. Under the terms of the agreement, Thackeray will receive $6,250,000 for the partnership interest and the 78 acres of undeveloped land, which will be sold subject to existing mortgage indebtedness. The purchase and sale agreement contains a 45-day due diligence period allowing the purchaser to terminate the agreement for any reason during such period.

The closing of the purchase and sale agreement is subject to customary and other conditions, including the receipt by Thackeray of a fairness opinion, adoption of the purchase and sale agreement by the Thackeray stockholders and lender and partner consents. If the transactions contemplated by the agreement are consummated, Thackeray intends to liquidate its assets and dissolve. By reason of the purchaser's termination right and the conditions to the closing, there can be no assurance that the transactions contemplated by the purchase and sale agreement will be consummated.

Shareholders representing in excess of 50% if the issued and outstanding shares of Thackeray have indicated their intention to vote in favor of this transaction.